EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Mark Stuart (mstuart@lhai.com)
Sandra Heine, Vice President, Finance	Jody Cain (jcain@lhai.com)	(310) 691-7100
(510) 865-8800	(310) 691-7100	www.lhai.com
www.insitevision.com	www.lhai.com

For Immediate Release

INSITE VISION REPORTS 2004 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

Conference call to begin at 10:30 a.m. ET today

ALAMEDA, Calif. (March 31, 2005) - InSite Vision Incorporated (AMEX: ISV) - an ophthalmic therapeutics, diagnostics and drug-delivery company - today reported financial results for the three months and year ended December 31, 2004.

Net loss for the 2004 fourth quarter was $3.1 million, or $0.05 per share, compared with a net loss of $1.3 million, or $0.05 per share, for the 2003 fourth quarter. The Company reported a net loss for 2004 of $5.5 million, or $0.11 per share, compared with a net loss for 2003 of $7.0 million, or $0.27 per share. Net loss for 2004 includes recognition of $4.6 million in deferred gain on the sale of assets related to the sale of the Company’s ISV-403 drug candidate to Bausch & Lomb in December 2003.

Research and development (R&D) expenses for the fourth quarter of 2004 increased to $2.3 million, compared with $1.0 million for the fourth quarter of 2003. R&D expenses for the year ended December 31, 2004 increased to $7.3 million, compared with $4.4 million for the year ended December 31, 2003. The increase in R&D expenses in 2004 was due primarily to the initiation of the AzaSite™ Phase 3 clinical trials and production of the related clinical supplies and registration batches.

Selling, general and administrative (S,G&A) expenses decreased to $0.8 million from $1.0 million for the fourth quarters of 2004 and 2003, respectively. S,G&A expenses for 2004 were $3.3 million, compared with $3.0 million for 2003.

InSite Vision had cash and cash equivalents of $5.4 million at December 31, 2004, compared with cash and cash equivalents of $1.0 million at December 31, 2003. The cash increase reflects the completion of an equity financing announced on June 15, 2004 that raised $16.5 million, before transaction fees and expenses. The Company only expects its current cash to enable continuation of its operations as currently planned until approximately the beginning of June 2005. InSite Vision has engaged an experienced placement agent in an effort to obtain additional funding. The Company cannot be assured that additional funding will be available on a timely basis, on reasonable terms, or at all.

“We currently are at the midway point in patient enrollment for our AzaSite Phase 3 pivotal trials,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision. “To ensure the completion of AzaSite Phase 3 studies during the third quarter, we intend during the next several months to open approximately 25 additional clinical sites in Latin American countries. This site expansion strategy has an added cost savings advantage compared with running these trials at U.S.-based clinical sites. Further in the tropical climate of these countries bacterial conjunctivitis, as well as atypical bacteria, such as Chlamydia trachomatis are significant problems, which may provide us with an opportunity to evaluate AzaSite’s effectiveness against a large range of gram positive and negative bacteria.

“To further establish the breadth and efficacy of bacterial coverage for our AzaSite products, we currently are conducting additional animal studies,” added Dr. Chandrasekaran. “We expect to have data from these studies available for review in the second quarter of this year prior to the availability of Phase 3 AzaSite clinical trial results. We are actively seeking corporate partners that can assist with finance and other product development, and have marketing and distribution capabilities.”

AzaSite Program Update

AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite®, InSite Vision’s patented drug-delivery vehicle offering the benefits of prolonged release of an active ingredient. This drug candidate represents the first ophthalmic application of azithromycin, which currently is used to treat a variety of bacterial infections. The DuraSite formulation permits prolonged antibiotic release and long residence time in the eye, which could allow for a lower frequency-dosing regimen. Data from InSite Vision’s Phase 2 trial, announced in September 2002, indicated safe and effective treatment of bacterial conjunctivitis with seven drops of AzaSite over a five-day period.

InSite Vision is at the midway point in patient enrollment for its two ongoing pivotal Phase 3 trials with AzaSite. The clinical endpoints for these trials are clinical cure and microbiological eradication. The first Phase 3 trial is a multi-center vehicle-control study. Patients in one arm of the study are being dosed with a vehicle and patients in the other with InSite Vision’s 1% AzaSite formulation. This study is designed to include a total of 550 patients, the goal of which is that at least 224 must be confirmed culture positive for bacterial conjunctivitis in at least one eye. The second Phase 3 trial is a multi-center active-control study to compare 0.3% formulation of the antibiotic tobramycin versus InSite Vision’s 1% AzaSite drug. This study is designed to include approximately 775 patients, the goal of which is that at least 310 must be confirmed culture-positive for bacterial conjunctivitis in at least one eye.

The Company currently expects to commercially launch AzaSite in the U.S. in 2006, however, first the Company must complete its Phase 3 trials, achieve satisfactory results, prepare and file a New Drug Application (NDA) for AzaSite and receive U.S. Food and Drug Administration (FDA) approval. There can be no assurance that the Company will be able to complete any of these steps on a timely basis or at all.

Conference Call

Dr. Chandrasekaran and Sandra Heine, vice president, finance and administration, will host an investment-community conference call beginning at 10:30 a.m. Eastern Time today, March 31, 2005, to discuss these results and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation code 5013428.

The live conference call will also be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available on the Web site for 90 days following the completion of the call. A copy of this press release will be filed on a Current Report on Form 8-K and posted on our Web site prior to the commencement of today’s call.

About InSite Vision

InSite Vision is an ophthalmic company focused on ocular infections, glaucoma and retinal diseases. The Company’s lead product is AzaSite, which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician. The Company intends to seek to expand this "technology platform" to include additional indications and product options for the worldwide market.

In the glaucoma area, the Company has continued to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into the Company's commercially available OcuGene® glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene. Additional information can be found at www.insitevision.com.

This press release and conference call contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of initiation and completion of current and future clinical and animal trials for AzaSite, the success thereof, the timing of the commercialization of AzaSite, the potential benefits and commercialization of AzaSite, and the timing and success thereof and potential future collaborations with corporate partners. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to enroll and complete future clinical trials for AzaSite; the results of these clinical trials; InSite Vision’s ability to commence, complete and file an NDA with the FDA for AzaSite, and receive approval from the FDA for the commercialization of AzaSite; InSite Vision’s ability to obtain immediate additional financing; InSite Vision’s ability to negotiate and enter into collaborations with potential corporate partners; InSite Vision’s ability to expand its technology platform to include additional indications and patent options; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, ISV-205 and ISV-014; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, as amended, and its quarterly reports on Form 10-Q. Any projections in this press release and/or conference call are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release and/or conference call is still valid at any later date.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months and Year Ended December 31, 2004 and 2003
(in thousands, except per share amounts; unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues, net	$1	$125	$542	$134
Cost of Goods	3	3	14	20
Operating expenses:
Research and development	2,317	974	7,273	4,436
Selling, general and administrative	755	996	3,341	3,021
Total	3,072	1,970	10,614	7,457
Loss from operations	(3,074)	(1,848)	(10,086)	(7,343)
Gain on Sale of Assets	-	1,153	4,616	1,153
Interest and other income, net	(1)	(555)	(44)	(561)
Net loss	(3,075)	(1,250)	(5,514)	(6,751)
Non-cash preferred dividends	-	60	-	221
Net loss applicable to common stokholders	$(3,075)	$(1,310)	$(5,514)	$(6,972)

Net loss per share applicable to common stockholders, basic and diluted	$(0.05)	(0.05)	(0.11)	(0.27)

Shares used to calculate net loss per per share, basic and diluted	62,374	27,661	47,984	25,767

Condensed Consolidated Balance Sheets
At December 31, 2004 and 2003
(in thousands; unaudited)
	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$5,351	$1,045
Restricted Cash and cash equivalents	170	-
Prepaid expenses and other assets	89	110
Property and equipment, net	86	249
Deferred Debt Issuance Cost	-	1
Total assets	$5,696	$1,405

Liabilities and stockholders' equity:
Current liabilities	$2,095	$7,589
Convertible note payable	-	16
Stockholders' equity (deficit)	3,601	(6,200)
Total liabilities and stockholders' equity (deficit)	$5,696	$1,405

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